Exhibit 10.15

DEBT TRANSFER AGREEMENT

THIS AGREEMENT is made as of October 16, 2013

BETWEEN:

Vista Gold Corp., a  company existing under the laws of British Columbia, Canada

(“Vista”)

AND:

RPG Structured Finance S.à r.l., a  company existing under the laws of Luxembourg

(the “Purchaser”)

WHEREAS:

A.

Invecture Group, S.A. de C.V. (“Invecture”), Vista, Desarrollos Zapal Holdings Corp. (“DZHC”), Granges Inc. and Desarrollos Zapal, S.A. de C.V. (“DZ México”) are parties to an earn-in right agreement dated February 7, 2012, as amended by written agreement dated February 21, 2012 (collectively, the “Earn-in Right Agreement”) pursuant to which, among other things, Invecture holds the right for a period of two years (subject to extension in certain circumstance) to acquire 62.5% of the outstanding shares of DZ México;

B.

On October 6, 2013, Vista and Invecture entered into a binding terms of agreement that sets forth the terms and conditions of a transaction involving, among other things, the termination of the Earn-in Right Agreement and the acquisition of all of the outstanding shares of DZ México by Invecture and the acquisition by Invecture or a third party of the debt owed by DZ México to Vista for an aggregate purchase price of US$13 million (US$7 million of which is to be paid on the date hereof and US$6 million (the “Second Payment”) of which is due on January 30, 2014) (which Second Payment will not be made if this Agreement is terminated pursuant to Section 5.1 hereof);

C.

Invecture, DZHC, Granges Inc. and Frontera Cobre del Mayo México, S.A. de C.V. are parties to a share purchase agreement dated as of the date hereof providing for the sale by DZHC and Granges Inc. to Invecture and Frontera Cobre del Mayo México, S.A. de C.V. of the shares held by DZHC and Granges Inc. in the capital of DZ México, Servicios Industriales MPA, S.A. de C.V. and Servicios Administrativos MPA, S.A. de C.V.;

D.	Invecture, Vista, Granges, DZHC and DZ México are parties to a termination agreement dated as of the date hereof that provides for the termination of the Earn-in Right Agreement;
E.	As of the date hereof, DZ México is indebted to Vista in the amount of US$20,090,528.43, which debt is non-interest bearing (the “Debt”); and
F.	The Purchaser wishes to acquire from Vista and Vista wishes to sell to the Purchaser the Debt in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual premises and the respective covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1 INTERPRETATION

Definitions

In this Agreement, the following words, phrases and expressions will have the following meanings:

“Authorizations” means any order, permit, approval, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Vista, DZ México or the Purchaser;

“Arm’s Length” has the meaning ascribed to such term in the Income Tax Act (Canada) and the regulations thereunder;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in México City, México or Vancouver, British Columbia, Canada;

“Effective Date” means the date this Agreement is made as indicated on the first page of this Agreement;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign, including, without limitation, in Canada or in the United States; (b) any stock exchange, including the Toronto Stock Exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Indemnifying Party” has the meaning ascribed thereto in Section 5.3;

“Initial Debt Amount” means the portion of the Debt equal to US$10,807,265.39, being the amount equal to (a) the percentage of the Purchase Price paid on the date hereof by Invecture to Vista multiplied by (b) amount of the Debt;

“Initial Payment Amount” means US$6,985,000;

“Insolvency Proceeding”  means the occurrence of any of the following events under applicable Laws:

if a Person files an assignment in bankruptcy or a petition or other process for the bankruptcy of such Person is filed or instituted and remains un-dismissed or un-stayed for a period of 45 days or any of the relief sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur;

if the corporate existence of a Person is terminated, whether by winding-up, surrender of charter or otherwise;

if a Person ceases to carry on its business or makes or completes any sale of all or substantially all of its assets;

if any court proceeding is filed by or against a Person under any Law or otherwise having as a purpose the extension of time for payment, composition or compromise of its liabilities or other reorganization or arrangement respecting its liabilities or if it gives notice of its intention to make or file any such petition including an application to any court to stay or suspend any proceedings of creditors pending the making or filing of any such court proceeding; or

if any receiver, administrator or manager, receiver-manager or interim receiver of the property, assets or undertaking of a Person or a substantial part thereof is appointed pursuant to the terms of any trust deed, trust indenture, debenture or similar instrument or by or under any judgment or order of any court;

“Laws” means any applicable law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Entity, any agreement with any Governmental Entity, and the terms of any governmental Authorization;

“Person” includes an individual, a corporation, a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not;

“Purchase Price” means US$12,985,000;

“Subsequent Debt Amount” means the portion of the Debt equal to US$9,283,263.04, being the amount equal to (a) the percentage of the Purchase Price to be paid on the Subsequent Payment Date by Invecture to Vista multiplied by (b) the amount of the Debt;

“Subsequent Payment Amount” means US$6,000,000; and

“Subsequent Payment Date” means January 30, 2014, or such other date as the parties may mutually agree to in writing.

Singular; Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neutral genders.

Headings, etc.

The division of this Agreement into Articles, Sections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

Incorporation of Schedules

The Schedules attached hereto form an integral part of this Agreement.

ARTICLE 2 ACQUiSITION OF THE DEBT

Initial Debt Amount

On the Effective Date:

Vista hereby sells, assigns, transfers, conveys and sets over to the Purchaser, and the Purchaser hereby purchases and acquires from Vista that portion of the Debt equal to the Initial Debt Amount; and

the Purchaser shall wire to Vista funds in the amount of the Initial Payment Amount in accordance with the instructions set forth in Schedule “A”.

Subsequent Debt Amount

Subject to this Agreement not having been terminated in accordance with Section 5.1 hereof, on the Subsequent Payment Date:

Vista shall sell, assign, transfer, convey and set over to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from Vista that portion of the Debt equal to the Subsequent Debt Amount; and

the Purchaser shall wire to Vista funds in the amount of the Subsequent Payment Amount in accordance with the instructions set forth in Schedule “A”.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Vista

Vista represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on these representations and warranties) that as of the Effective Date:

it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions necessary in order to carry out the purposes of this Agreement;

it has the capacity to enter into and perform its obligations under this Agreement and all transactions contemplated herein, and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

the execution and delivery of this Agreement will not conflict with, violate or result in the breach of its constating documents nor of any agreement to which it is subject;

this Agreement has been duly approved and delivered by it and is valid and binding upon it in accordance with its terms except that;

enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

equitable remedies, including remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

a court is not required to treat as conclusive, final or binding those certificate and determinations which this Agreement states are to be so treated;

a court may stay proceedings before them by virtue of equitable or statutory powers; and

rights of indemnity and contribution hereunder may be limited under Law;

the Debt represents all of the debt that DZ México owes to Vista;

the Debt is owing and payable by DZ México to Vista and pursuant to this Agreement Vista is assigning the Debt to the Purchaser free and clear of all encumbrances;

it is not in default in the observance or performance of any term or obligation to be performed by it in connection with the Debt, and no event has occurred that with notice or lapse of time or both would constitute such a default;

there has not been any court proceeding filed, or any proceeding commenced with respect to Vista or any of its assets under any Laws relating to an Insolvency Proceeding and no assignment has been made for the benefit of its creditors, nor has it authorized, or is it contemplating any action with respect to, nor is it aware of any possible filing in respect of, any Insolvency Proceeding in respect of itself or its subsidiaries; and

it is dealing with the Purchaser at Arm’s Length.

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to Vista (and acknowledges that Vista is relying on these representations and warranties) that as of the Effective Date:

it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and it is qualified to do business and is in good standing in those jurisdictions necessary in order to carry out the purposes of this Agreement;

it has the capacity to enter into and perform its obligations under this Agreement and all transactions contemplated herein, and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

the execution and delivery of this Agreement will not conflict with, violate or result in the breach of its constating documents nor of any agreement to which the Purchaser is subject;

this Agreement has been duly approved and delivered by it and is valid and binding upon it in accordance with its terms except that;

enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

equitable remedies, including remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

a court is not required to treat as conclusive, final or binding those certificate and determinations which this Agreement states are to be so treated;

a court may stay proceedings before them by virtue of equitable or statutory powers; and

rights of indemnity and contribution hereunder may be limited under Law; and

it is dealing with Vista at Arm’s Length.

ARTICLE 4 COVENANTS

Covenants of Vista

Vista hereby covenants and agrees:

not to sell, transfer, gift, assign, or otherwise dispose of any right or interest in the Debt, other than to the Purchaser in accordance with the terms of this Agreement;

to use commercially reasonable efforts and take all actions reasonably requested by the Purchaser to effect the transactions contemplated by this Agreement;

to not, subject to Laws, take any action (including entering into any contract, agreement or understanding), refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement in any material respect or which would reasonably be expected to significantly impede the consummation of the transactions contemplated herein;

during the period commencing on the Effective Date and ending on the Subsequent Payment Date, to immediately advise the Purchaser in writing if any of its representations and warranties in this Agreement no longer remain true and correct, for any reason other than the operation of this Agreement, as if such representations and warranties had been made on and as of such date; and

during the period commencing on the Effective Date and ending on the Subsequent Payment Date, not to commence any Insolvency Proceeding, make any assignment for the benefit of its creditors, nor authorize or announce any action with respect to any Insolvency Proceeding.

Covenants of the Purchaser

The Purchaser hereby covenants and agrees:

to not, subject to Laws, take any action (including entering into any contract, agreement or understanding), refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement in any material respect or which would reasonably be expected to significantly impede the consummation of the transactions contemplated herein;

during the period commencing on the Effective Date and ending on the Subsequent Payment Date, to immediately advise Vista in writing if any of its representations and warranties in this Agreement no longer remain true and correct, for any reason other than the operation of this Agreement, as if such representations and warranties had been made on and as of such date; and

during the period commencing on the Effective Date and ending on the Subsequent Payment Date, not to commence any Insolvency Proceeding, make any assignment for the benefit of its creditors, nor authorize or announce any action with respect to any Insolvency Proceeding.

ARTICLE 5 GENERAL

Termination

This Agreement shall terminate and be of no further force or effect upon:

the termination of this Agreement by the Purchaser in writing in its sole discretion on or prior to January 30, 2014; or

the mutual written agreement of the parties.

Effect of Termination

In the event that this Agreement is terminated in accordance with Section 5.1(a) hereof:

the Purchaser shall have no obligation under this Agreement to pay the Subsequent Debt Amount to Vista;

the Purchaser shall transfer the Initial Debt Amount back to Vista free and clear of all encumbrances;

Vista shall retain the Initial Payment Amount; and

the rights and obligations of the Purchaser and Vista under this Agreement shall be terminated with immediate effect and all interests, rights, obligations and/or liabilities created under this Agreement shall be extinguished.

Indemnification

Each party (an “Indemnifying Party”) will indemnify and save harmless each other party from and against all actions, suits, claims, proceedings, litigation or investigation whatsoever and any damages, losses (other than loss of profit), costs, fines, penalties, liabilities or expenses, including legal fees on a solicitor-and-own-client basis, disbursements and all costs incurred in investigation or pursuing any of the foregoing or any proceeding related thereto, made or brought against such other party or which such other party suffers or incurs, directly or indirectly, as a result of or in connection with any breach of any representation, warranty, covenant or agreement of this Agreement by the Indemnifying Party.

Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the parties agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

Waiver; Amendment

Each party hereto agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties or in the case of a waiver, by the party against whom the waiver is to be effective and no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same in person or sending same by overnight courier addressed to the party to which the notice is to be given at its address for service herein with a copy to be sent to the party by e-mail on or before the next day. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) unless actually received after 4:30 p.m. (local time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the parties hereto shall be as follows:

If to Vista:

Vista Gold Corp.

7961 Shaffer Parkway

Suite 5

Littleton, CO, USA

80127

Attention:Frederick Earnest and Jack Engele

Email: fhearnest@vistagold.com and jengele@vistagold.com

with a copy (which shall not itself constitute notice) to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard Street, P.O. Box 48600

Vancouver, BC, Canada V7X 1L3

Attention:Melanie Bradley

Email: mebradley@blg.com

if to the Purchaser:

RPG Structured Finance S.à r.l.

Boulevard de la Foire, 11/13
L-1528 Luxembourg
Grand-Duchy of Luxembourg

Attention:Matthijs Bogers

Email: M.Bogers@amicorp.com

with a copy (which shall not constitute notice) to:

Invecture Group, S.A. de C.V.
Montes Urales 750 Piso 3
CP11000 México, D.F.

Attn:John Detmold and Jose Luis Ramos
E-mail:jdetmold@invecture.com and jose.l.ramos@invecture.com and to:

Blake, Cassels & Graydon LLP

Suite 2600, 595 Burrard Street

Bentall 3, P.O. Box 49314

Vancouver, BC, Canada V7X 1L3

Attention:Bob Wooder

Email:bob.wooder@blakes.com

Severability

If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Successors and Assigns

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto, except that the Purchaser may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement.

Expenses

Each party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

Further Assurances

The parties hereto shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario sitting in the City of Toronto in respect of all matters arising under and in relation to this Agreement.

Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile or any other electronic means and all such counterparts, facsimiles or electronic copies shall together constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS OF WHICH the parties have executed this Agreement as of the date first written above.

VISTA GOLD CORP.
By:	/s/ Frederick H. Earnest
Name: Frederick H. Earnest
Title: President and Chief Executive Officer

RPG Structured Finance S.à r.l.
By:	/s/ Matthijs Bogers
Name: Matthijs Bogers
Title: Manager